EXHIBIT 99.1

LADENBURG REPORTS
THIRD QUARTER 2018 FINANCIAL RESULTS

Highlights:

•	Third quarter 2018 revenues of $348.9 million, up 8.2% compared to prior year

•	Nine month 2018 revenues of $1.036 billion, up 12.1% compared to prior year

•	Third quarter 2018 net income of $9.4 million and EBITDA, as adjusted, of $25.3 million

•	Nine month 2018 net income of $24.2 million and EBITDA, as adjusted of $71.3 million

•	Record client assets of $175.5 billion at September 30, 2018, including advisory assets under management of $80.1 billion

•	Recurring revenue of 78.1% for the trailing 12 months ended September 30, 2018 in independent advisory and brokerage services segment

•	Increased common stock dividend by 25.0% and repurchased 1.7 million common shares during third quarter 2018

•	Shareholders’ equity of $386.3 million at September 30, 2018

MIAMI, FL, November 7, 2018 -- Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA, LTSL, LTSF, LTSK) today announced financial results for the three and nine months ended September 30, 2018.

Richard Lampen, Chairman, President and CEO of Ladenburg, said, “We are very pleased to report another quarter with continued robust growth in client assets as well as revenues and profitability. During the third quarter 2018, solid execution by our management team, together with stable equity markets and the increasing interest rate environment, contributed to our strong performance. We remain focused on continuing our consistent growth with the support of our $386.3 million of shareholders’ equity and $262.8 million of cash and cash equivalents and, as appropriate, returning capital to our shareholders. During the recent quarter we increased the cash dividend on our common stock and accelerated our share repurchase program.”

            Adam Malamed, Executive Vice President and Chief Operating Officer of Ladenburg, said, “All segments of our businesses continued to perform well in the third quarter, with revenues of $348.9 million, an 8.2% increase from the prior year period, and a 51.9% increase in adjusted EBITDA, to $25.3 million. The continued growth of our nationwide network of approximately 4,300 independent financial advisors reflects our successful recruiting efforts of talented advisors over the past two years. Total client assets grew to a record $175.5 billion and advisory assets under management increased to a record $80.1 billion, up 14.9% and 21.0%, respectively, on a year-over-year basis. We will continue to focus on increasing shared services, growing recurring revenues and managing our operations more efficiently to further drive margin and profitability improvements across the enterprise while making strategic investments to help improve advisor experience and productivity.”

Adoption of New ASC 606 Accounting Standard
On January 1, 2018, the Company adopted FASB Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and all related amendments ("ASC 606"). The Company believes it is important to include a presentation of its financial results on the most comparable basis practical. The Company's adoption of the new revenue standard has an impact on the timing of when revenues and related costs are recognized and impacts the gross vs. net reporting presentation of advisory and commissions revenues. The Company has adopted this standard under the modified retrospective method, which does not require a restatement of prior period results. In order to make the presentation of these financial results more comparable, the Company has included an adjustment to the results of 2018 to exclude the impact of the adoption of the new revenue standard so that such results are presented on the same revenue recognition methodology used by the Company prior to the adoption of the new revenue standard (see Tables 3 and 4).  For the three months ended September 30, 2018, the impact of the new revenue standard was a decrease in total revenues of $32.2 million, a decrease in total expenses of $35.6 million, an increase in net income attributable to the Company of $2.5 million, and an increase in net income per basic and diluted common share of $0.01. For the nine months ended September 30, 2018, the impact of the new revenue standard was a decrease in total revenues of $90.5 million, a decrease in total expenses of $101.4 million, an increase in net income attributable to the Company of $8.2 million, and a decrease in net loss per basic and diluted common share of $0.04.

During the three and nine months ended September 30, 2018, the Company's net income as reported is greater than the net income amounts without the adoption of ASC 606 due to the following: 1) the timing of revenue recognized for commissions on future renewals of insurance policies sold is accelerated, as these future commissions represent variable consideration and are required to be estimated, 2) certain costs to obtain a contract with a customer are now capitalized and have historically been recorded as a period expense, and 3) forgivable loans to independent financial advisors are now amortized over the expected useful lives of their relationship period with the Company's subsidiaries; previously these loans were amortized based on their legal terms.

For the Three and Nine Months Ended September 30, 2018
Third quarter 2018 revenues were $348.9 million, an 8.2% increase from revenues of $322.3 million in the third quarter of 2017. Commissions revenue for the third quarter of 2018 increased by 30.9% to $172.1 million from $131.5 million for the comparable period in 2017, primarily due to increased sales of variable annuity, mutual fund, fixed annuity, insurance and equity products, and due to the impact of the adoption of ASC 606. Advisory fee revenue for the three months ended September 30, 2018 decreased by 15.1% to $124.6 million from $146.7 million for the comparable period in 2017, primarily due to the impact of the adoption of ASC 606. Investment banking revenue for the third quarter of 2018 decreased by 32.3% to $10.0 million from $14.7 million for the comparable period in 2017, due to a decrease in capital raising revenue and strategic advisory services. Also, service fees revenue for the third quarter of 2018 increased by 48.9% to $28.7 million from $19.3 million, primarily due to increased revenues from our cash sweep programs.

Net income attributable to the Company for the third quarter of 2018 was $9.4 million, as compared to net income attributable to the Company of $3.4 million in the third quarter of 2017. Net income available to common shareholders, after payment of preferred dividends, was $0.9 million or $0.00 per basic and diluted common share for the third quarter of 2018, as compared to net loss available to common shareholders of $4.8 million or ($0.02) per basic and diluted common share in the comparable 2017 period. The third quarter 2018 results included $3.2 million of income tax expense, $7.2 million of non-cash charges for depreciation, amortization and compensation, $0.1 million of amortization of retention and forgivable loans, $2.5 million of amortization of contract acquisition costs and $3.2 million of interest expense. The third quarter 2017 results included $1.3 million of income tax expense, $8.4 million of non-cash charges for depreciation, amortization and compensation, $1.8 million of amortization of retention and forgivable loans and $0.6 million of interest expense.

For the nine months ended September 30, 2018, the Company had revenues of $1.036 billion, a 12.1% increase from revenues of $924.1 million for the comparable 2017 period. Net income attributable to the Company for the nine months ended September 30, 2018 was $24.2 million, as compared to net income attributable to the Company of $1.1 million in the comparable 2017 period. Net loss available to common shareholders, after payment of preferred dividends, was $1.3 million or ($0.01) per basic and diluted common share for the nine months ended September 30, 2018, as compared to net loss available to common shareholders of $23.0 million or ($0.12) per basic and diluted common share in the comparable 2017 period. The results for the nine months ended September 30, 2018 included $10.0 million of income tax expense, $21.9 million of non-cash charges for depreciation, amortization and compensation, $0.3 million of amortization of retention and forgivable loans, $7.1 million of amortization of contract acquisition costs and $7.2 million of interest expense. The comparable 2017 results included $0.3 million of income tax expense, $26.0 million of non-cash charges for depreciation, amortization and compensation, $5.1 million of amortization of retention and forgivable loans and $1.6 million of interest expense.

Recurring Revenues
For the trailing twelve months ended September 30, 2018, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep revenues and certain other fees, represented approximately 78.1% of revenues from the Company’s independent advisory and brokerage services segment.

EBITDA, as adjusted
EBITDA, as adjusted, for the third quarter of 2018 was $25.3 million, an increase of 51.9% from $16.7 million in the comparable 2017 period. EBITDA, as adjusted, for the nine months ended September 30, 2018 was $71.3 million, an increase of 91.1% from $37.3 million for the prior year period. Attached hereto as Table 2 is a reconciliation of net income attributable to the Company as reported (see “Non-GAAP Financial Measures” below) to EBITDA, as adjusted. The increase in EBITDA, as adjusted, for the third quarter and the nine months of 2018 was primarily attributable to increases in our independent advisory and brokerage services segment as a result of increased revenue from our cash sweep programs and increased commissions revenue from mutual funds and variable annuities.

Client Assets
At September 30, 2018, total client assets under administration were $175.5 billion, a 14.9% increase from $152.8 billion at September 30, 2017. At September 30, 2018, client assets included cash balances of approximately $4.3 billion, including approximately $4.0 billion participating in our cash sweep programs.

Stock Repurchases

During the quarter ended September 30, 2018, the Company repurchased 1,724,113 shares of its common stock under its stock repurchase program at a cost of approximately $5.3 million, representing an average price per share of $3.08. Since the inception of its stock repurchase program in March 2007, the Company has repurchased over 29.3 million shares of its common stock at a total cost of approximately $65.0 million, including purchases outside its stock repurchase program, representing an average price per share of $2.22. As of September 30, 2018, the Company has the authority to repurchase an additional 5,668,057 shares under its current repurchase plan.

Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted for acquisition-related expense, amortization of retention and forgivable loans, amortization of contract acquisition costs, change in fair value of contingent consideration related to acquisitions, non-cash compensation expense, financial advisor recruiting expense and other expense, which includes loss on write-off of receivable from subtenant, excise and franchise tax expense, severance costs and compensation expense that may be paid in stock, is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention and forgivable loans, amortization of contract acquisition costs and financial advisor recruiting expenses, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income (loss) before income taxes, net income (loss) and cash flows provided by (used in) operating activities.

About Ladenburg
Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA, LTSL, LTSF, LTSK) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent advisory and brokerage (IAB) firms Securities America, Triad Advisors, Securities Service Network, Investacorp, and KMS Financial Services, as well as Premier Trust, Ladenburg Thalmann Asset Management, Highland Capital Brokerage, a leading independent life insurance brokerage company, Ladenburg Thalmann Annuity Insurance Services, a full-service annuity processing and marketing company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for over 135 years. The Company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact:    Emily Claffey / Benjamin Spicehandler
Sard Verbinnen & Co
212-687-8080
# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of our independent advisory and brokerage business, future levels of recurring revenue, future synergies, changes in interest rates, recruitment of financial advisors, future margins, future investments, future dividends and future repurchases of common stock. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, including the SEC’s proposed rules and interpretations concerning the standards of conduct for broker dealers and investment advisers when dealing with retail investors, future cash flows, a change in the Company’s dividend policy by the Company’s Board of Directors (which has the ability in its sole discretion to increase, decrease or eliminate entirely the Company’s dividend at any time) and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.
[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2018	2017	Change	2018	2017	Change
Revenues:
Commissions	$172,108	$131,467	30.9%	$515,775	$394,492	30.7%
Advisory fees	124,550	146,677	(15.1)%	361,571	408,322	(11.4)%
Investment banking	9,982	14,745	(32.3)%	38,201	34,121	12.0%
Principal transactions	45	107	(57.9)%	445	685	(35.0)%
Interest and dividends	1,434	629	128.0%	3,301	1,921	71.8%
Service fees	28,702	19,277	48.9%	81,189	58,169	39.6%
Other income	12,054	9,407	28.1%	35,533	26,426	34.5%
Total revenues	348,875	322,309	8.2%	1,036,015	924,136	12.1%
Expenses:
Commissions and fees	249,672	235,020	6.2%	735,388	679,843	8.2%
Compensation and benefits	44,905	45,131	(0.5)%	140,727	125,131	12.5%
Non-cash compensation	1,380	1,341	2.9%	4,442	4,148	7.1%
Brokerage, communication and clearance fees	3,734	4,173	(10.5)%	11,994	13,647	(12.1)%
Rent and occupancy, net of sublease revenue	2,566	2,305	11.3%	7,446	7,165	3.9%
Professional services	4,531	4,715	(3.9)%	14,860	12,609	17.9%
Interest	3,206	601	433.4%	7,226	1,599	351.9%
Depreciation and amortization	5,845	7,104	(17.7)%	17,416	21,830	(20.2)%
Acquisition-related expenses	—	55	(100.0)%	913	320	185.3%
Amortization of retention and forgivable loans	97	1,808	(94.6)%	280	5,070	(94.5)%
Amortization of contract acquisition costs	2,488	—	nm	7,059	—	nm
Other	17,740	15,396	15.2%	53,922	51,534	4.6%
Total expenses	336,164	317,649	5.8%	1,001,673	922,896	8.5%
Income before item shown below	12,711	4,660	172.8%	34,342	1,240	2,669.5%
Change in fair value of contingent consideration	(54)	(3)	1,700.0%	(165)	86	nm
Income before income taxes	12,657	4,657	171.8%	34,177	1,326	2,477.5%
Income tax expense	3,207	1,255	155.5%	9,953	278	3,480.2%
Net income	9,450	3,402	177.8%	24,224	1,048	2,211.5%
Net income (loss) attributable to noncontrolling interest	13	3	333.3%	22	(5)	nm
Net income attributable to the Company	$9,437	$3,399	177.6%	$24,202	$1,053	2,198.4%
Dividends declared on preferred stock	(8,507)	(8,149)	4.4%	(25,523)	(24,026)	6.2%
Net Income (loss) available to common shareholders	$930	$(4,750)	nm	$(1,321)	$(22,973)	(94.2)%

Net income (loss) per common share available to common shareholders (basic)	$0.00	$(0.02)	(100.0)%	$(0.01)	$(0.12)	(91.7)%
Net income (loss) per common share available to common shareholders (diluted)	$0.00	$(0.02)	(100.0)%	$(0.01)	$(0.12)	(91.7)%

Weighted average common shares used in computation of per share data:
Basic	196,381,910	192,912,643	1.8%	196,281,283	192,498,380	2.0%
Diluted	208,387,236	192,912,643	8.0%	196,281,283	192,498,380	2.0%
nm- not meaningful

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.

The following table presents a reconciliation of net income attributable to the Company as reported to EBITDA, as adjusted for the periods ending September 30, 2018 and 2017:

	Three months ended			Nine months ended
	September 30			September 30
(Unaudited; amounts in thousands)	2018	2017	% Change	2018	2017	% Change
Total revenues	$348,875	$322,309	8.2%	$1,036,015	$924,136	12.1%
Total expenses	336,164	317,649	5.8%	1,001,673	922,896	8.5%
Income before income taxes	12,657	4,657	171.8%	34,177	1,326	2,477.5%
Net income attributable to the Company	9,437	3,399	177.6%	24,202	1,053	2,198.4%

Reconciliation of net income attributable to the Company to EBITDA, as adjusted:

Net income attributable to the Company	$9,437	$3,399	177.6%	$24,202	$1,053	2,198.4%
Less:
Interest income	(810)	(115)	604.3%	(1,688)	(315)	435.9%
Change in fair value of contingent consideration	54	3	1,700.0%	165	(86)	nm
Add:
Interest expense	3,206	601	433.4%	7,226	1,599	351.9%
Income tax expense	3,207	1,255	155.5%	9,953	278	3,480.2%
Depreciation and amortization	5,845	7,104	(17.7)%	17,416	21,830	(20.2)%
Non-cash compensation expense	1,380	1,341	2.9%	4,442	4,148	7.1%
Amortization of retention and forgivable loans	97	1,808	(94.6)%	280	5,070	(94.5)%
Amortization of contract acquisition costs	2,488	—	nm	7,059	—	nm
Financial advisor recruiting expense	115	744	(84.5)%	291	2,176	(86.6)%
Acquisition-related expense	—	55	(100.0)%	913	320	185.3%
Other (1) (2)	290	467	(37.9)%	1,053	1,236	(14.8)%
EBITDA, as adjusted	$25,309	$16,662	51.9%	$71,312	$37,309	91.1%

(1)
Includes severance costs of $0 and $174, excise and franchise tax expense of $164 and $486 and compensation expense that may be paid in stock of $126 and $393 for the three and nine months ended September 30, 2018.

(2)
Includes severance costs of $212 and $406, excise and franchise tax expense of $149 and $435 and compensation expense that may be paid in stock of $109 and $411 for the three and nine months ended September 30, 2017.

nm- not meaningful

TABLE 3
LADENBURG THALMANN FINANCIAL SERVICES
CONSOLIDATED STATEMENT OF OPERATIONS
(Amount in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30, 2018
	As Reported	Amounts without the adoption of ASC 606	Effect of Change Higher/(Lower)
Revenues:
Commissions	$172,108	$152,795	$19,313
Advisory fees	124,550	176,889	(52,339)
Investment banking	9,982	9,374	608
Principal transactions	45	(145)	190
Interest and dividends	1,434	1,434	—
Service fees	28,702	28,702	—
Other income	12,054	12,054	—
Total revenues	348,875	381,103	(32,228)
Expenses:
Commissions and fees	249,672	283,056	(33,384)
Compensation and benefits	44,905	45,348	(443)
Non-cash compensation	1,380	1,380	—
Brokerage, communication and clearance fees	3,734	3,646	88
Rent and occupancy, net of sublease revenue	2,566	2,566	—
Professional services	4,531	4,045	486
Interest	3,206	3,204	2
Depreciation and amortization	5,845	7,159	(1,314)
Acquisition-related expenses	—	—	—
Amortization of retention and forgivable loans	97	3,595	(3,498)
Amortization of contract acquisition costs	2,488	—	2,488
Other	17,740	17,769	(29)
Total expenses	336,164	371,768	(35,604)
Income before item shown below	12,711	9,335	3,376
Change in fair value of contingent consideration	(54)	(54)	—
Income before income taxes	12,657	9,281	3,376
Income tax expense	3,207	2,335	872
Net income	9,450	6,946	2,504
Net income attributable to noncontrolling interest	13	13	—
Net income attributable to the Company	$9,437	$6,933	$2,504
Dividends declared on preferred stock	(8,507)	(8,507)	—
Net income (loss) available to common shareholders	$930	$(1,574)	$2,504
Net income (loss) per common share available to common shareholders (basic)	$0.00	$(0.01)	$0.01
Net income (loss) per common share available to common shareholders (diluted)	$0.00	$(0.01)	$0.01
Weighted average common shares used in computation of per share data:
Basic	196,381,910	196,381,910	—
Diluted	208,387,236	196,381,910	12,005,326

TABLE 4
LADENBURG THALMAN FINANCIAL SERVICES
CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Nine Months Ended September 30, 2018
	As Reported	Amounts without the adoption of ASC 606	Effect of Change Higher/(Lower)
Revenues:
Commissions	$515,775	$456,409	$59,366
Advisory fees	361,571	514,704	(153,133)
Investment banking	38,201	34,999	3,202
Principal transactions	445	337	108
Interest and dividends	3,301	3,295	6
Service fees	81,189	81,189	—
Other income	35,533	35,627	(94)
Total revenues	1,036,015	1,126,560	(90,545)
Expenses:
Commissions and fees	735,388	830,792	(95,404)
Compensation and benefits	140,727	141,735	(1,008)
Non-cash compensation	4,442	4,442	—
Brokerage, communication and clearance fees	11,994	11,535	459
Rent and occupancy, net of sublease revenue	7,446	7,446	—
Professional services	14,860	13,341	1,519
Interest	7,226	7,212	14
Depreciation and amortization	17,416	21,357	(3,941)
Acquisition-related expenses	913	913	—
Amortization of retention and forgivable loans	280	10,195	(9,915)
Amortization of contract acquisition costs	7,059	—	7,059
Other	53,922	54,084	(162)
Total expenses	1,001,673	1,103,052	(101,379)
Income before item shown below	34,342	23,508	10,834
Change in fair value of contingent consideration	(165)	(165)	—
Income before income taxes	34,177	23,343	10,834
Income tax expense	9,953	7,295	2,658
Net income	24,224	16,048	8,176
Net income attributable to noncontrolling interest	22	22	—
Net income attributable to the Company	$24,202	$16,026	$8,176
Dividends declared on preferred stock	(25,523)	(25,523)	—
Net loss available to common shareholders	$(1,321)	$(9,497)	$8,176
Net loss per common share available to common shareholders (basic)	$(0.01)	$(0.05)	$0.04
Net loss per common share available to common shareholders (diluted)	$(0.01)	$(0.05)	$0.04
Weighted average common shares used in computation of per share data:
Basic	196,281,283	196,281,283	—
Diluted	196,281,283	196,281,283	—